Exhibit 99.1

Victory Capital Reports December 31, 2019 Assets Under Management

SAN ANTONIO--(BUSINESS WIRE)--January 13, 2020--Victory Capital Holdings, Inc. (NASDAQ: VCTR) (“Victory Capital” or the “Company”) today reported assets under management (AUM) of $151.8 billion on December 31, 2019.

Victory Capital Holdings, Inc. and Subsidiaries
Assets Under Management[1]
(unaudited; in millions)

	As of:
By Asset Class	December 31, 2019	November 30, 2019
Fixed Income	$37,973	$37,800
Solutions	31,649	30,850
U.S. Mid Cap Equity	26,347	26,006
U.S. Small Cap Equity	17,346	17,090
U.S. Large Cap Equity	14,091	13,934
Global / Non-U.S. Equity	12,603	12,097
Other	236	212
Total Long-Term Assets	$140,245	$137,990
Money Market Assets	11,587	11,489
Total Assets Under Management	$151,832	$149,478

By Vehicle
Mutual Funds[2]	$118,605	$116,832
Separate Accounts and Other Vehicles[3]	29,014	28,555
ETFs	4,213	4,091
Total Assets Under Management	$151,832	$149,478

[1]Due to rounding, numbers presented in these tables may not add up precisely to the totals provided.
[2]Includes institutional and retail share classes, money market and VIP funds.
[3]Includes collective trust funds, wrap program accounts and unified managed accounts.

About Victory Capital

Victory Capital is a global investment management firm operating a next-generation, integrated multi-boutique business model with $151.8 billion in assets under management as of December 31, 2019.

Victory Capital provides specialized investment strategies to institutions, intermediaries, retirement platforms and individual investors, including USAA members through its direct member channel. Through its Investment Franchises and Solutions Platform, Victory Capital offers a diverse array of independent investment approaches and innovative investment vehicles designed to drive better investor outcomes. This includes actively managed mutual funds and separately managed accounts, rules-based and active ETFs, multi-asset class strategies, custom solutions and a 529 College Savings Plan.

For more information, please visit www.vcm.com or follow us. Twitter and LinkedIn

USAA is a trademark of United Services Automobile Association and is being used by Victory Capital and its affiliates under license. Victory Capital and its affiliates are not affiliated with USAA or its affiliates.

Contacts

Investors:
Matthew Dennis, CFA
Chief of Staff
Director, Investor Relations
216-898-2412
mdennis@vcm.com

Media:
Tricia Ross
310-622-8226
tross@finprofiles.com